Prospectus

Filed pursuant to Rule 424(b)(3)

Registration No. 333-166442

7,296,204 Shares

FLOTEK INDUSTRIES, INC.

Common Stock

This prospectus relates to the resale of 7,296,204 shares of the common stock of Flotek Industries, Inc. that may be offered and sold from time to time by the selling stockholders named in this prospectus.

The selling stockholders and their permitted transferees may offer and sell the shares from time to time at market prices, in negotiated transactions or otherwise. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. See “Plan of Distribution” on page 10 for more information on this topic.

Our common stock is listed on the New York Stock Exchange under the symbol “FTK.” On June 29, 2010, the closing sale price of our common stock on the New York Stock Exchange was $1.25 per share.

We currently have an effective registration statement on Form S-3 (File No. 333-161552) relating to the resale of our shares of common stock by various selling stockholders, pursuant to which, to the best of our knowledge, 7,697,384 shares of our common stock remain available for resale.

Investing in our common stock involves risks, including those contained or incorporated by reference herein as described under “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2010

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making offers to sell or seeking offers to buy any of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under no circumstances should the delivery to you of this prospectus or any offer or sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Flotek,” “we,” “us,” and “our” mean Flotek Industries, Inc. and its wholly owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the resale by the selling stockholders of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.flotekind.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•

our annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 31, 2010, as amended by Amendment No. 1 to such report, as filed with the SEC on April 30, 2010, as further amended by Amendment No. 2 to such report, as filed with the SEC on May 21, 2010;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2010, as filed with the SEC on May 21, 2010;

•	our current reports on Form 8-K, as filed with the SEC on January 4, 2010, April 6, 2010, May 5, 2010, May 14, 2010 and May 21, 2010; and

•	the description of our common stock, par value $0.0001 per share, contained in our Registration Statement on Form 8-A (File No. 001-13270) filed under Section 12(b) of the Exchange Act.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until any offerings hereunder are completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

Flotek Industries, Inc.

2930 W. Sam Houston Pkwy. N, Suite 300

Houston, Texas 77043

(713) 849-9911

Attn: Investor Relations

CAUTIONARY STATEMENT

REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” beginning on page 3. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or in documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus before making an investment decision.

Our Business

We are a diversified global supplier of drilling and production related products and services to the oil and gas industry. Our core focus is oilfield specialty chemicals and logistics, downhole drilling tools and downhole production tools. Our business is organized into three strategic business units or segments: Chemicals and Logistics, Drilling Products and Artificial Lift. Each segment offers various products and services and requires different technology and marketing strategies. All three segments market products domestically and internationally.

Chemicals and Logistics

The chemical business offers a full spectrum of oil field and gas field specialty chemicals used for drilling, cementing, stimulation, and production designed to maximize recovery from both new and mature fields. Our specialty chemicals are key to the success of this business segment. Our specialty chemicals have enhanced performance characteristics and are manufactured to withstand a wide range of downhole pressures, temperatures and other well-specific conditions. We operate two laboratories, a technical services laboratory and a research and development laboratory, which focus on design, development and testing of new chemical formulations and enhancement of existing products, often in cooperation with our customers.

Our CESI branded micro-emulsions are patented (US & foreign) and are therefore unique in the oil and gas market. Micro-emulsions are stable mixtures of oil, water and surface active agents, forming a complex nano-fluid in which the molecules are organized (or assembled) into nanostructures. The combination of solvent, surface active agents and structure provide better well treatment results than the use of solvent and surface active agents alone. CESI’s micro-emulsions are composed of renewable plant derived cleaning ingredients and oils and are biodegradable. Some of the micro-emulsions have received approval for use in the North Sea, meeting some of the most stringent oil field environmental standards in the world. CESI’s micro-emulsions have documented operational and financial benefit in both low permeability sand and shale reservoirs.

Our logistics business designs, project manages and operates automated bulk material handling and loading facilities for oilfield service companies. These bulk facilities handle oilfield products, including sand and other materials for well-fracturing operations, dry cement and additives for oil and gas well cementing, and supplies and materials used in oilfield operations, which we blend to customer specification.

Drilling Products

We are a leading provider of downhole drilling tools used in the oilfield, mining, water-well and industrial drilling sectors. We manufacture, sell, rent and inspect specialized equipment for use in drilling, completion, production and workover activities. Through internal growth and acquisitions, we have increased the size and breadth of our rental tool inventory and geographic scope of operations so that we now conduct tool rental operations throughout the United States and in select international markets. Our rental tools include stabilizers, drill collars, reamers, wipers, jars, shock subs, wireless survey, and measurement while drilling, or MWD, tools and mud-motors, while equipment sold includes mining equipment, centralizers and drill bits. We focus our product marketing efforts primarily in the Southeast, Northeast, Mid-Continent and Rocky Mountain regions of the United States, with international sales currently conducted through third party agents and employees.

Artificial Lift

We provide pumping system components, including electric submersible pumps, or ESPs, gas separators, production valves and services. Our products address the needs of coal bed methane and traditional oil and gas production to efficiently move gas, oil and other fluids from the producing horizon to the surface. Several of our Artificial Lift products employ unique technologies to improve well performance. Our patented Petrovalve product optimizes pumping efficiency in horizontal completions, heavy oil and wells with high liquid to gas ratios. This unique valve can be placed horizontally, results in increased flow per stroke, and eliminates gas locking by replacing the traditional ball and seat valve that requires more maintenance. Furthermore, our patented gas separation technology is particularly applicable for coal bed methane production as it efficiently separates gas and water downhole, ensuring solution gas is not lost in water production. Because gas is separated downhole, it reduces the environmental impact of escaped gas at the surface. The majority of our products for Artificial Lift are manufactured in China, assembled domestically and distributed globally.

Our principal executive offices are located at 2930 W. Sam Houston Pkwy. N., Houston, Texas 77043, and our telephone number is (713) 849-9911. Our website address is http://www.flotekind.com. However, information contained on our website is not incorporated by reference into and does not constitute part of this prospectus.

RISK FACTORS

An investment in our common stock is subject to numerous risks, including those listed below and the other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Amendment No. 1 to such report, as further amended by Amendment No. 2 to such report, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in the common stock. You could lose all or part of your investment in the common stock.

Additional Risks Associated With an Investment in Our Common Stock

Substantial sales of our common stock could adversely affect our stock price.

Sales of a substantial number of shares of common stock after the date of this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline.

On August 11, 2009, in connection with the private placement of preferred stock, exercisable warrants to purchase common stock and contingent warrants to purchase common stock, we entered into purchase agreements with certain accredited investors, who collectively hold or have the right to acquire a total of 16,732,716 shares of our common stock. Pursuant to the purchase agreements, we have filed and are obligated to maintain a “shelf” registration statement relating to the resale of certain of the shares of our common stock issuable upon conversion of the preferred stock and exercise of the warrants issued to the accredited investors in the private placement.

By causing a large number of shares to be sold in the public market, these holders could cause the market price of our common stock to decline. We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

USE OF PROCEEDS

The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Of the 7,296,204 shares of common stock to be offered and sold pursuant to this prospectus, all such shares of common stock will be issued to the selling stockholders upon exercise of the contingent warrants. We will receive an aggregate of $9,301,200.80 from the selling stockholders upon exercise of these warrants assuming all of such warrants are exercised.

SELLING STOCKHOLDERS

On August 12, 2009, we completed a private placement of preferred stock, exercisable warrants to purchase common stock and contingent warrants to purchase common stock. The preferred stock is convertible into shares of our common stock and the warrants entitle the holders thereof to purchase shares of our common stock. The issuance of the preferred stock and the warrants was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act, which did not involve a public offering. In connection with the private placement, we entered into purchase agreements with certain accredited investors. Under the purchase agreements, we have agreed to indemnify each selling stockholder and their respective directors, officers, members, partners, employees, agents and representatives, against certain liabilities, including liabilities under the Securities Act. Additionally, pursuant to the purchase agreements, we agreed to file with the SEC a registration statement relating to the registration of the offer and sale by the accredited investors of the 7,296,204 shares of our common stock issuable upon exercise of the contingent warrants issued to the accredited investors in the private placement. We have filed the registration statement of which this prospectus forms a part in order to comply with our obligation under the purchase agreements to the accredited investors.

The following table sets forth information regarding the selling stockholders and the number of shares of common stock each selling stockholder is offering. The information included in the table as to the selling stockholders has been furnished to us by or on behalf of the selling stockholders for inclusion in this prospectus. The selling stockholders identified below may have sold, transferred, or otherwise disposed of some or all of their securities since the date as of which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act and of which we are not aware. The term “selling stockholder” includes donees, pledgees, transferees, or other successors-in-interest selling securities received from the named selling stockholders as a gift, pledge, stockholder distribution or other non-sale related transfer after the date of this prospectus. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. The percentage ownership data is based on 30,348,851 shares of our common stock issued and outstanding as of June 8, 2010.

Except as otherwise provided below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. We have been advised by the selling stockholders that they purchased the securities being registered in the ordinary course of business, and not for resale, and that they had, at the time of purchase, no agreements or understandings, directly or indirectly, with any person to distribute such securities.

Jerry D. Dumas, Sr., one of the selling stockholders, is the Chairman of the Board of Directors of the Company. To our knowledge, none of the other selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of securities described below.

	Shares Beneficially Owned Before the Offering		Shares That May be	Shares Beneficially Owned After the Offering
Name	Number	Percent	Offered Hereby	Number	Percent
Calm Waters Partnership (1)	1,540,563	4.99%	237,600	1,540,563	4.99%
Hopewell Capital LLC (2)	108,978	*	50,000	58,978	*
Columbus Capital Offshore Fund, Ltd (3)	98,080	*	45,000	53,080	*
Columbus Capital Partners, LP (4)	653,869	2.13%	300,000	353,869	1.16%
Peter & Jaquelyn Barbara, JTWROS (5)	188,467	*	75,000	113,467	*
EBS Convertible Fund I (6)	392,322	1.28%	180,000	212,322	*
EBS Partners, LP (7)	250,650	*	115,000	135,650	*
EBS Asset Management Profit Sharing Plan - All Cap (8)	87,183	*	40,000	47,183	*

EBS Asset Management Profit Sharing Plan - Balanced (9)	32,693	*	15,000	17,693	*
Robert J. Suttman II (10)	54,489	*	25,000	29,489	*
Mark E. Brady (11)	54,489	*	25,000	29,489	*
Guy E. Matthews (12)	21,796	*	10,000	11,796	*
Alpha Capital Anstalt (13)	272,446	*	125,000	147,446	*
GLG Market Neutral Fund (14)	1,089,782	3.47%	500,000	589,782	1.91%
Paul Jasinkiewicz (15)	942,249	3.06%	200,000	742,249	2.43%
Palo Alto Global Energy Master Fund, L.P. (16)	1,089,782	3.47%	500,000	589,782	1.91%
Palo Alto Fund II, L.P. (17)	179,814	*	82,500	97,314	*
Kingsbrook Opportunities Master Fund, LP (18)	217,956	*	100,000	117,956	*
Straus Partners, L.P. (19)	431,935	1.41%	150,000	281,935	*
Richard Tosi (20)	161,000	*	100,000	61,000	*
Alliance 2000, Ltd (21)	347,446	1.13%	125,000	222,446	*
Jerry & Nancy Dumas, JTWROS (22)	1,272,189	4.09%	100,000	1,172,189	3.78%
Dr. Gerald Imber IRA (23)	69,489	*	25,000	44,489	*
Eileen Imber IRA (24)	34,745	*	12,500	22,245	*
Thomas A. Dugan (25)	882,891	2.86%	250,000	632,891	2.07%
Dugan Production Corp (26)	1,577,926	4.99%	625,000	1,042,228	3.35%
Pentwater Growth Fund, Ltd (27)	267,954	*	122,900	145,054	*
Oceana Master Fund Ltd. (28)	410,913	1.34%	188,550	222,363	*
Pentwater Equity Opportunities Master Fund Ltd. (29)	410,913	1.34%	188,550	222,363	*
The Northwestern Mutual Life Insurance Company (30)	1,593,944	4.99%	975,000	1,150,075	3.65%
Rockmore Investment Master Fund Ltd. (31)	381,424	1.24%	175,000	206,424	*
DCF Partners L.P. (32)	544,891	1.76%	250,000	294,891	*
Hudson Bay Overseas Fund, Ltd. (33)	348,730	1.14%	80,000	268,730	*
Hudson Bay Fund LP (34)	196,160	*	45,000	151,160	*
Cross River Partners LP (35)	97,071	*	8,604	88,467	*
OTA LLC (36)	98,250	*	75,000	23,250	*
Iroquois Master Fund Ltd (37)	1,559,920	4.99%	875,000	923,423	3.02%
Iroquois Capital Opportunity Fund LP (38)	490,402	1.59%	225,000	265,402	*
Cranshire Capital, L.P. (39)	163,467	*	75,000	88,467	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	The address of Calm Waters Partnership is 115 South 84th Street, Suite 200, Milwaukee, Wisconsin 53214. Richard S. Strong, managing director of Calm Waters Partnership, exercises voting and investment power over these shares. Shares beneficially owned do not include shares issuable upon conversion of the preferred stock or exercise of the warrants that are not issuable within 60 days hereof as a result of provisions in the governing instruments of such preferred stock and warrants limiting the conversion or exercise thereof if such conversion or exercise would cause the holder to beneficially own more than 4.99% of our common stock.
(2)	The address of Hopewell Capital LLC is 15 Fenimore Road, Scarsdale, New York 10583. Richard Adelaar exercises voting and investment power over these shares.
(3)	The address of Columbus Capital Offshore Fund, Ltd is 1 Market Street, Suite 3790, San Francisco, California 94105. Matthew D. Ockner, managing member, and Columbus Capital Management, LLC, investment manager, exercise shared voting and investment power over these shares.

(4)	The address of Columbus Capital Partners, LP is 1 Market Street, Suite 3790, San Francisco, California 94105. Columbus Capital Management, LLC is the general partner of Columbus Capital Partners, LP. Matthew D. Ockner, managing member of Columbus Capital Management, LLC, exercises voting and investment power over these shares and disclaims beneficial ownership.
(5)	The address of Peter & Jaquelyn Barbara, JTWROS is 239 Sugarberry Circle, Houston, Texas 77024.
(6)	The address of EBS Convertible Fund I is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459. EBS Asset Management is the general partner of EBS Convertible Fund I. Ronald L. Eubel and Mark E. Brady exercise shared voting and investment power over these shares.
(7)	The address of EBS Partners, LP is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459. Mark E. Brady, Ronald L. Eubel and Robert J. Suttman II are the general partners of EBS Partners, LP and exercise shared voting and investment power over these shares.
(8)	The address of EBS Asset Management Profit Sharing Plan - All Cap is 7777 Washington Village Drive, Suite 210, Dayton Ohio 45459. Ronald L. Eubel and Mark E. Brady are the trustees of EBS Asset Management Profit Sharing Plan - All Cap and exercise shared voting and investment power over these shares.
(9)	The address of EBS Asset Management Profit Sharing Plan - Balanced is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459. Ronald L. Eubel and Mark E. Brady are the trustees of EBS Asset Management Profit Sharing Plan - Balanced and exercise shared voting and investment power over these shares.
(10)	The address of Robert J. Suttman II is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.
(11)	The address of Mark E. Brady is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.
(12)	The address of Guy E. Matthews is 464 Oak Lane, Houston, Texas 77024.
(13)	The address of Alpha Capital Anstalt is 150 Central Park South, 2nd Floor, New York, New York 10019. Konrad Ackerman exercises voting and investment power over these shares.
(14)	The address of GLG Market Neutral Fund is 1 Curran Street London W1J 5HB United Kingdom. GLG Partners LP is the investment partner of GLG Market Neutral Fund. GLG Partners Limited is the general partner of GLG Partners LP. Noam Gottesman, Pierre Lagrange and Emmanuel Roman are the directors of GLG Partners Limited and exercise shared voting and investment power over these shares.
(15)	The address of Paul Jasinkiewicz is 211 Douglass Avenue, Bernardsville, New Jersey 07924.
(16)	The address of Palo Alto Global Energy Master Fund, L.P. is 470 University Avenue, Palo Alto, California 94301. Palo Alto Investors, LLC is the general partner and investment adviser of Palo Alto Global Energy Master Fund, L.P. William L. Edwards, Chief Investment Officer, and Anthony Joonkyoo Yun, President, of Palo Alto Investors, LLC, exercise shared voting and investment power over these shares. Palo Alto Global Energy Master Fund, L.P., Palo Alto Investors, LLC, William L. Edwards and Anthony Joonkyoo Yun each disclaim beneficial ownership of the shares except to the extent of their pecuniary interest in such shares.
(17)	The address of Palo Alto Fund II, L.P. is 470 University Avenue, Palo Alto, CA 94301. Palo Alto Investors, LLC is the general partner and investment adviser of Palo Alto Fund II, L.P. William L. Edwards, Chief Investment Officer, and Anthony Joonkyoo Yun, President, of Palo Alto Investors, LLC, exercise shared voting and investment power over these shares. Palo Alto Fund II, L.P., Palo Alto Investors, LLC, William L. Edwards and Anthony Joonkyoo Yun each disclaim beneficial ownership of the shares except to the extent of their pecuniary interest in such shares.
(18)

The address of Kingsbrook Opportunities Master Fund, LP is 590 Madison Avenue, 27th Floor, New York, New York 10022. Kingsbrook Opportunities GP LLC is the general partner of Kingsbrook Opportunities Master Fund, LP and may be considered the beneficial owner of any shares deemed to be beneficially owned by Kingsbrook Opportunities Master Fund, LP. Kingsbrook Opportunities GP LLC disclaims beneficial ownership of these shares. Kingsbrook Partners LP is the investment manager of Kingsbrook Opportunities Master Fund LP and exercises voting and investment power over these shares. Kingsbrook Partners LP disclaims beneficial ownership of these shares. KB GP LLC is the general partner of Kingsbrook Partners LP and may be considered the beneficial owner of any shares deemed to be beneficially owned by Kingsbrook Partners LP. KB GP LLC disclaims beneficial ownership of these shares. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Kingsbrook Opportunities GP LLC and KB GP LLC and may be considered beneficial owners of any shares deemed beneficially owned by Kingsbrook Opportunities GP LLC and KB GP LLC. Messrs. Storch, Chill and Wallace exercise shared voting and investment power over these shares. Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these shares.

(19)	The address of Straus Partners, L.P. is 320 Park Avenue, 10th Floor, New York, New York 10022. Melville Straus exercises voting and investment power over these shares.
(20)	The address of Richard Tosi is 110 W. 96th St., Apt. 1D, New York, New York 10025.
(21)	The address of Alliance 2000, Ltd is 265 Waterford Way, Montgomery, Texas 77356. BHC Management Corp. is the general partner of Alliance 2000, Ltd. William A. Coskey, President, and Hulda L. Coskey, Vice President, exercise shared voting and investment power over these shares.
(22)	The address of Jerry & Nancy Dumas, JTWROS is 808 Travis Street, Suite 1412, Houston, Texas 77002.
(23)	The address of Dr. Gerald Imber IRA is 1 Bookman Place, New York, New York 10022. Peter Imber exercises voting and investment power over these shares. Peter Imber disclaims beneficial ownership of these shares.
(24)	The address of Eileen Imber IRA is 400 East 52nd Street, Suite 12J, New York, New York 10022. Peter Imber exercises voting and investment power over these shares. Peter Imber disclaims beneficial ownership of these shares.
(25)	The address of Thomas A. Dugan is Post Office Box 234, Farmington, New Mexico 87499.
(26)	The address of Dugan Production Corp is Post Office Box 420, Farmington, New Mexico 87499. Thomas A. Dugan exercises voting and investment power over these shares. Shares beneficially owned do not include shares issuable upon conversion of the preferred stock or exercise of the warrants that are not issuable within 60 days hereof as a result of provisions in the governing instruments of such preferred stock and warrants limiting the conversion or exercise thereof if such conversion or exercise would cause the holder to beneficially own more than 4.99% of our common stock.
(27)	The address of Pentwater Growth Fund, Ltd is 227 West Monroe Street, Suite 4000, Chicago, Illinois 60606. Matthew Halbower exercises voting and investment power over these shares.
(28)	The address of Oceana Master Fund Ltd. is 227 West Monroe Street, Suite 4000, Chicago, Illinois 60606. Matthew Halbower exercises voting and investment power over these shares.
(29)	The address of Pentwater Equity Opportunities Master Fund Ltd. is 227 West Monroe Street, Suite 4000, Chicago, Illinois 60606. Matthew Halbower exercises voting and investment power over these shares.
(30)	The Northwestern Mutual Life Insurance Company is an affiliate of a broker-dealer. The Northwestern Mutual Life Insurance Company purchased the securities being registered in the ordinary course of business, and not for resale, and they had, at the time of purchase, no agreements or understandings, directly or indirectly, with any person to distribute such securities. The address of The Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee Wisconsin 53202. Northwestern Investment Management Company, LLC, a wholly owned subsidiary of The Northwestern Mutual Life Insurance Company, is an investment advisor to The Northwestern Mutual Life Insurance Company. Northwestern Investment Management Company, LLC may be deemed to be an indirect beneficial owner with shared voting and investment power over these shares. Jerome R. Baier is a portfolio manager for Northwestern Investment Management Company, LLC and manages the portfolio that holds these shares and may be deemed to be an indirect beneficial owner with shared voting and investment power over these shares. Shares beneficially owned do not include shares issuable upon conversion of the preferred stock or exercise of the warrants that are not issuable within 60 days hereof as a result of provisions in the governing instruments of such preferred stock and warrants limiting the conversion or exercise thereof if such conversion or exercise would cause the holder to beneficially own more than 4.99% of our common stock.
(31)

The address of Rockmore Investment Master Fund Ltd. is 150 East 58th Street, New York, New York 10155. Rockmore Capital, LLC and Rockmore Partners, LLC serve as the investment manager and general partner, respectively, of Rockmore Investments (US) LP, which invests all of its assets through Rockmore Investment Master Fund Ltd. Rockmore Capital, LLC and Rockmore Partners, LLC may be deemed to share dispositive power over these shares. Rockmore Capital, LLC and Rockmore Partners, LLC disclaim beneficial ownership of these shares. Rockmore Partners, LLC has delegated authority to Rockmore Capital, LLC regarding the portfolio management decisions with respect to shares owned by Rockmore Investment Master Fund Ltd. and, as of August 26, 2009, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, LLC, are responsible for the portfolio management decisions of the shares owned by Rockmore Investment Master Fund Ltd. Messrs. Bernstein and Daly may be deemed to share dispositive power over shares owned by Rockmore Investment Master Fund Ltd. Messrs. Bernstein and Daly disclaim beneficial ownership of these shares. No other person has sole or shared voting or dispositive power with respect to these shares. No person or “group” controls Rockmore Investment Master Fund Ltd.

(32)	The address of DCF Partners L.P. is 80 Field Point Road, Greenwich, Connecticut 06830. Douglas C. Floren, managing partner of DCF Partners L.P., exercises voting and investment power over these shares.
(33)	The address of Hudson Bay Overseas Fund, Ltd. is 120 Broadway 40th Floor, New York, New York 10271. Sander Gerber exercises voting and investment power over these shares. Sander Gerber disclaims beneficial ownership of these shares.
(34)	The address of Hudson Bay Fund LP is 120 Broadway 40th Floor, New York, New York 10271. Sander Gerber exercises voting and investment power over these shares. Sander Gerber disclaims beneficial ownership of these shares.
(35)	The address of Cross River Partners LP is 90 Grove Street, Ridgefield, Connecticut 06877. Richard A. Murphy exercises voting and investment power over these shares.
(36)	OTA LLC is a registered broker-dealer. The address of OTA LLC is One Manhattanville Road, Purchase, New York 10577. Ira M. Leventhal, a senior managing director of the selling stockholder, exercises voting and investment power over these shares.
(37)	The address of Iroquois Master Fund Ltd is 641 Lexington Ave Fl 26, New York, New York 10022-4503. Joshua Silverman exercises voting and investment power over these shares. Mr. Silverman disclaims beneficial ownership of these shares. Shares beneficially owned do not include shares issuable upon conversion of the preferred stock or exercise of the warrants that are not issuable within 60 days hereof as a result of provisions in the governing instruments of such preferred stock and warrants limiting the conversion or exercise thereof if such conversion or exercise would cause the holder to beneficially own more than 4.99% of our common stock.
(38)	The address of Iroquois Capital Opportunity Fund LP is 641 Lexington Ave Fl 26, New York, New York 10022-4503. Joshua Silverman exercises voting and investment power over these shares. Mr. Silverman disclaims beneficial ownership of these shares.
(39)	The address of Cranshire Capital, L.P. is 3100 Dundee Road Suite 703, Northbrook, Illinois 60062. Downsview Capital, Inc. is the general partner of Cranshire Capital, L.P. and has voting and investment power over shares held by Cranshire Capital, L.P. Mitchell P. Kopin, President of Downsview Capital, Inc., has voting control over Downsview Capital, Inc. Downsview Capital, Inc. and Mr. Kopin may be deemed to have beneficial ownership of these shares.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in:

•	transactions in the over-the-counter market, the New York Stock Exchange, or on one or more exchanges on which the securities may be listed or quoted at the time of sale;

•	negotiated transactions;

•	transactions otherwise than on the NYSE or exchanges;

•	underwritten offerings;

•	distributions to equity security holders, partners or other stockholders of the selling stockholders;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through a combination of these methods of sale.

The selling stockholders may sell the shares of our common stock at:

•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices;

•	negotiated prices; or

•	any other method permitted by law.

The term “selling stockholder” includes donees, pledgees, transferees, or other successors-in-interest selling securities received from the named selling stockholders as a gift, pledge, stockholder distribution or other non-sale related transfer after the date of this prospectus.

OTA LLC, as a registered broker-dealer, is an “underwriter” within the meaning of the Securities Act for the purposes of this offering, and any commissions paid, or any discounts or concessions allowed, to OTA LLC will be deemed to be underwriting commissions or discounts under the Securities Act.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell those shares. If the selling stockholders effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agent participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealer or agent, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Direct Sales, Agents, Dealers and Underwriters

The selling stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

•	directly to purchasers; or

•	to or through agents, dealers or underwriters designated from time to time.

Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

Regulation M

The selling stockholders and any other persons participating in the sale or distribution of the shares are subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Supplements

To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law

Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will, however, receive certain amounts from the selling stockholders upon exercise of certain warrants prior to the sale by the selling stockholders of certain of the shares of common stock that may be offered and sold pursuant to this prospectus. We will indemnify the selling stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated balance sheets of Flotek as of December 31, 2009 and 2008, and the consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such reports given the authority of said firm as experts in auditing and accounting.